Exhibit 12.1

May 31, 2017

CNote Group, Inc.
2323 Broadway
Oakland, CA 94612

Re:	Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to CNote Group, Inc., a Delaware corporation (the “Company”), in connection with its filing of an offering statement on Form 1-A (the “Offering Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale on a continuous basis by the Company of up to $50,000,000 in aggregate principal amount of CNote Notes (the “Notes”) pursuant to Rule 251(d)(3)(i)(F) of the Securities Act, as set forth in the Offering Statement.

In connection with the filing of the Offering Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of this opinion, we have also assumed that (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the legal capacity of all natural persons; (iv) that the Offering Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act; (v) that an appropriate offering circular supplement will have been filed with the Commission with respect to the Notes offered thereby; (vi) that all Notes will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Offering Statement and the applicable offering circular supplement; and (vii) that the issuance and sale of the Notes by the Company will not, in each case, violate or result in a default under or breach (a) any agreement or instrument binding upon the Company, (b) any law, rule or regulation to which the Company is subject, (c) any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties.

The opinion set forth below is limited to (i) the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) with respect to the relevant documents governed by the laws of the State of California, the California General Corporation Law (the “CGCL”). Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  Our opinions as to the CGCL are based solely on a review of the official statutes of the State of California and the applicable provisions of the California Constitution and the reported judicial decisions interpreting such statutes and provisions.

7 Times Square, New York, New York 10036 Telephone: 212.790.4500 Fax: 212.790.4545 Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

CNote Group, Inc.
May 31, 2017

Our opinion is qualified as to enforceability which may be limited by:

(a) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preference or other similar laws affecting the enforcement of the rights and remedies of creditors, secured parties and parties to executory contracts generally; and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, materiality, reasonableness, and fair dealing under any applicable law or judicial decision; and

(b) rights to indemnification and contribution which may be limited by applicable law or equitable principles; and

(c) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether such enforceability is considered in a proceeding in equity or at law.

Based on the foregoing, and subject to the qualifications herein stated, we are of the opinion that the Notes have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with a subscription agreement, the Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of our name wherever it appears in the Offering Statement.  In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP